Exhibit 99.1

February 27, 2013

PDC Energy Announces 2012 Fourth Quarter and Year-End Results; Successful Results from Second Horizontal Utica Shale Well

DENVER, February 27, 2013: PDC Energy, Inc. (“PDC” or the “Company”) (Nasdaq:PDCE) today reported its 2012 fourth quarter and year-end financial and operating results.

In mid-February 2013, the Company flow tested its second horizontal Utica Shale well in Guernsey County, Ohio. The Detweiler 42-3H well tested through tubing at a peak rate of 2,197 barrels of oil equivalent (“Boe”) per day on a 20/64” choke with an average rate of 2,039 Boe per day for 24 consecutive hours. The Detweiler 42-3H well flow test was conducted following a 60-day resting period. Based upon composition analysis, the gas being produced is 1,263 BTU rich gas. Assuming full ethane recovery with a natural gas shrink of 21%, the composition mix of the production is 49% condensate, 26% NGLs and 25% residue gas. The well was drilled to a lateral length of 3,868 feet and completed with 13 frac stages. The Company is currently drilling a three-well pad in Guernsey County, which will be followed by two horizontal wells in Washington County, Ohio.

2012 Highlights

PDC focused on expanding its inventory of liquid-rich projects in 2012 and increasing its ratio of oil and natural gas liquids (“NGLs”) to total production. Some of the key events that took place during the year were:

•	Total proved reserves at year-end 2012 increased 14% from year-end 2011 to approximately 1.2 trillion cubic feet equivalent (Tcfe). Oil and NGLs made up 48% of proved reserves at year-end 2012.

•	Total 3P (proved, probable and possible) reserves increased approximately 70% from year-end 2011 to 3.6 Tcfe at year-end 2012.

•	PDC acquired approximately 30,000 net acres and related production in the core Wattenberg Field.

•	The Company increased its inventory of drilling locations to over 1,400 proved and probable locations in the core Wattenberg Field through downspacing and the Wattenberg Field acquisition.

•

PDC completed its acquisition of approximately 45,000 net acres in the emerging liquid-rich Utica Shale play in southeastern Ohio and began a drilling program to delineate and de-risk its leasehold position.

The Company strengthened its balance sheet and liquidity in 2012 through a series of transactions:

•	PDC closed the divestiture of its Permian Basin assets for $189 million.

•	The Company closed an equity offering of 6.5 million shares of common stock for net proceeds of approximately $164 million.

•	In October, PDC completed a private placement of $500 million of 7.75% Senior Notes due in 2022. Additionally, in November, the Company redeemed its $203 million of 12% Senior Notes due in 2018.

•	The Company’s available liquidity position as of December 31, 2012 was $399 million, compared to $196 million as of December 31, 2011.

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In February 2013, PDC announced an agreement to sell its non-core Colorado natural gas assets for approximately $200 million, positioning the Company to accelerate development of its liquid-rich horizontal programs in the core Wattenberg Field and Utica Shale. Completion of the expected sale will further strengthen the Company’s liquidity position.

James Trimble, Chief Executive Officer and President, commented, “We have made major strides in the last 14 months to reshape PDC Energy and position the Company for organic liquid-rich growth. We added to our excellent inventory of liquid-rich projects in the core Wattenberg Field and Utica Shale, divested non-core assets, and improved our capital structure and liquidity position. Our efforts during 2012 should allow us to execute our 2013 capital plan to accelerate liquids production and improve our operating margins. Pro-forma for the planned sale of non-core Colorado natural gas assets, which is expected to close in the second quarter of 2013, our year-end 2012 proved reserves are approximately 52% liquids. Our production in 2013 is also expected to be over 50% liquids, which accomplishes our goal of a better balanced portfolio of liquids and natural gas. Looking forward, we will focus on horizontal drilling within our three core areas in the Wattenberg, Utica and Marcellus Shale as we continue our efforts to make PDC an increasingly dynamic E&P company and add value for our shareholders.”

Financial Results

Full Year 2012 Results:

Net loss for 2012 was $131 million, or $4.72 per diluted share, compared to net income of $13 million, or $0.56 per diluted share in 2011. Adjusted net loss, a non-GAAP financial measure defined below, was $120 million for 2012, as compared to an adjusted net loss of $4 million for 2011. In 2012, the Company recorded after-tax impairment charges of $100 million, or $3.60 per diluted share, primarily related to its Piceance Basin proved oil and natural gas properties and an after-tax loss on extinguishment of debt of $14 million, or $0.52 per diluted share, related to the redemption of its 12% Senior Notes due 2018. Net loss per share for 2012 also reflects the issuance of 6.5 million additional shares of common stock in May 2012. Net cash flows from operating activities were $175 million in 2012 compared to $167 million in 2011. Adjusted cash flows from operations, a non-GAAP financial measure defined below, was $164 million for 2012, compared to $168 million in 2011.

Net production from continuing operations for 2012 increased 10% to 49.6 billion cubic feet equivalent (“Bcfe”) in 2012 compared to 45 Bcfe in 2011. The increase was primarily due to successful horizontal drilling in the Wattenberg Field and the June 2012 acquisition in Wattenberg.

Total revenues for 2012 were $356 million, a 10% decrease from $396 million for 2011. Natural gas, NGL, and crude oil sales revenues from the Company’s continuing operations were $270 million compared to $277 million in 2011. The average realized sales price for natural gas, NGLs, and crude oil, including net realized gains on derivatives, was $6.44 per thousand cubic feet equivalent (“Mcfe”) for 2012, compared to $6.53 per Mcfe for 2011. The average realized sales price, excluding net realized gains on derivatives, was $5.45 per Mcfe for 2012 compared to $6.15 per Mcfe for 2011.

Commodity price risk management activities for 2012 resulted in a net gain of $32 million for the year. The net gain was comprised of a $49 million net realized gain and a $17 million net unrealized loss. Realized gains recognized in 2012 were primarily the result of lower natural gas prices at settlement compared to the respective strike price of the Company’s natural gas derivative positions. Unrealized gains in 2012 were primarily related to the downward shift in the crude oil and natural gas forward curve and its impact on the fair value of PDC’s open positions, offset in part by the narrowing of the CIG basis forward curve.

Production costs from the Company’s continuing operations were $75 million, or $1.52 per Mcfe, for 2012 compared to $67 million, or $1.50 per Mcfe, for 2011. The increase was primarily attributable to the 10% increase in production from continuing operations. Lease operating expenses increased slightly for 2012, primarily due to the 10% increase in production from continuing operations, including an increase in production-related expenses. Lease operating expenses decreased on a per unit basis to $0.85 per Mcfe in 2012 compared to $0.92 per Mcfe in 2011. The per unit decrease was primarily due to the increase in production, which resulted in the non-production based portion of lease operating expenses being spread across an increased number of units.

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Exploration expense increased to $23 million for 2012 compared to $6 million for 2011. The increase was primarily related to two vertical stratigraphic test wells in southeastern Ohio which were expensed at a cost of $12 million.

General and administrative (“G&A”) expense for 2012 decreased to $59 million from $61 million for 2011. The decrease was primarily attributable to charges recognized in 2011 related to a separation agreement for a former executive and legal fees related to the settlement agreement reached with regard to PDC’s West Virginia royalty lawsuit, and a decrease in professional and consulting fees during 2012. These decreases were partially offset by an increase in payroll and employee benefits in 2012.

Depreciation, depletion and amortization (“DD&A”) expense related to natural gas and crude oil properties increased to $139 million, or $2.81 per Mcfe, in 2012, compared to $122 million, or $2.72 per Mcfe, in 2011. The increase in 2012 compared to 2011 was comprised of $12.5 million due to higher production and $4.7 million due to a higher weighted-average DD&A rate.

Interest expense for 2012 increased 31% to $48 million, compared to $37 million for 2011. Approximately $6 million of the increase was related to the issuance of the 2022 Senior Notes and the result of incurring interest on both the 2022 Senior Notes and 2018 Senior Notes during the month of October 2012, and $4.7 million of the increase was the result of higher average borrowings on the Company’s revolving credit facility during 2012 compared to 2011 and higher debt issuance amortization expense.

The Company’s available liquidity position as of December 31, 2012 was $399 million, compared to $196 million as of December 31, 2011. As of December 31, 2012, PDC had a balance of $49.0 million and an undrawn letter of credit of $18.7 million outstanding on its $450 million revolving credit facility.

Fourth Quarter 2012 Results:

Net loss for the fourth quarter of 2012 was $126 million, or $4.17 per diluted share, compared to a net loss of $8 million, or $0.35 per diluted share, for the fourth quarter of 2011. Adjusted net loss, a non-GAAP financial measure defined below, was $129 million for 2012, compared to an adjusted net loss of $6 million for 2011. In the fourth quarter of 2012, the net loss and adjusted net loss resulted in substantial part from the previously discussed after-tax impairment charges primarily related to PDC’s Piceance Basin proved oil and natural gas properties and the loss on extinguishment of debt. Net cash flows from operating activities were $48 million in the fourth quarter of 2012 compared to $61 million in the fourth quarter 2011. Adjusted cash flows from operations, a non-GAAP financial measure defined below, was $52 million in the fourth quarter of 2012, compared to $57 million in the fourth quarter of 2011.

Fourth quarter 2012 production from continuing operations increased 2% to 13.0 Bcfe compared to 12.8 Bcfe in the fourth quarter 2011, and increased 8% compared to 12.0 Bcfe in the third quarter of 2012.

Natural gas, NGL, and crude oil sales revenues from the Company’s continuing operations for the fourth quarter of 2012 were $78 million, compared to $80 million for the fourth quarter of 2011. The average realized sales price of natural gas, NGLs, and crude oil, including net realized gains on derivatives, was $6.80 per Mcfe for the fourth quarter of 2012 compared to $6.79 per Mcfe for the fourth quarter of 2011. The average realized sales price, excluding net realized gains on derivatives, for the fourth quarter of 2012 was $6.01 per Mcfe compared to $6.27 per Mcfe for the fourth quarter of 2011.

Commodity price risk management activities resulted in a net gain of $14 million for the fourth quarter of 2012, which was comprised of a $10 million net realized gain, and a $4 million net unrealized gain. Commodity price risk management activities resulted in a net gain of $3 million for the fourth quarter of 2011, which was comprised of a $7 million net unrealized gain and a $4 million net realized loss.

Production costs were $18 million, or $1.41 per Mcfe, for the fourth quarter of 2012, compared to $19 million, or $1.49 per Mcfe for the fourth quarter of 2011. The per unit expense decrease was primarily the result of the increase in production from continuing operations.

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Exploration expense increased to $16 million for the fourth quarter of 2012 compared to $2 million for the fourth quarter of 2011. The increase was primarily attributable to the previously discussed stratigraphic test wells that were expensed in 2012.

G&A expense was $16 million for the fourth quarter of 2012, compared to $14 million for the fourth quarter of 2011. The increase was primarily due to an increase in payroll and employee benefits in 2012.

DD&A expense related to natural gas and crude oil properties for the fourth quarter of 2012 was $38.2 million, or $2.94 per Mcfe, compared to $36 million, or $2.81 per Mcfe, in the same period of 2011. The fourth quarter 2012 increase was primarily attributable to the increase in production volumes for the fourth quarter of 2012 compared to the fourth quarter of 2011.

Interest expense was $16 million in the fourth quarter of 2012 compared to $9 million in the fourth quarter of 2011. The increase was primarily due to the issuance of the 2022 Senior Notes and the result of incurring interest on both the 2002 Senior Notes and the 2018 Senior Notes during the month of October.

Cost, Production and Sales Data Related to Oil and Gas Operations

The following table provides the components of production costs for the three months and twelve months ended December 31, 2012:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(in millions)
Lease operating expenses	$9.8	$11.4	$42.2	$41.3
Production taxes	3.2	5.1	16.1	17.5
Cost of well operations, overhead and other production expenses	5.3	2.6	17.2	8.6

Total production costs	$18.3	$19.1	$75.5	$67.4

Total production costs per Mcfe	$1.41	$1.49	$1.52	$1.50

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The following table provides production from continuing operations by area, as well as the weighted-average sales price, for the three and twelve months ended December 31, 2012 and 2011, excluding realized derivative gains or losses:

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	Percent	2012	2011	Percent
Natural gas (MMcf)
Western
Wattenberg Field	2,826.1	2,524.7	11.9%	9,845.2	8,980.2	9.6%
Piceance Basin (1)	3,097.6	3,424.9	(9.6)%	13,226.9	13,350.0	(0.9)%
NECO, other (1)	744.0	891.1	(16.5)%	3,194.3	3,709.6	(13.9)%

Total Western	6,667.7	6,840.7	(2.5)%	26,266.4	26,039.8	0.9%

Eastern	1,612.7	1,199.4	34.5%	6,143.4	4,389.9	39.9%

Total	8,280.4	8,040.1	3.0%	32,409.8	30,429.7	6.5%

Weighted-Average Sales Price	$2.91	$2.97	(2.0)%	$2.18	$3.27	(33.3)%
Crude oil (MBbls)
Western
Wattenberg Field	569.0	537.8	5.8%	1,979.7	1,670.9	18.5%
Piceance Basin (1)	7.8	8.7	(10.3)%	37.7	33.2	13.6%
NECO, other (1)	0.3	0.3	—	0.4	1.0	(60.0)%

Total Western	577.1	546.8	5.5%	2,017.8	1,705.1	18.3%

Eastern	2.1	1.0	110.0%	8.1	4.8	68.8%

Total	579.2	547.8	5.7%	2,025.9	1,709.9	18.5%

Weighted-Average Sales Price	$82.64	$86.78	(4.8)%	$87.14	$87.63	(0.6)%
NGLs (MBbls)
Western
Wattenberg Field	209.4	236.3	(11.4)%	837.3	712.1	17.6%
NECO, other (1)	(0.1)	2.3	(104.3)%	4.0	7.1	(43.7)%

Total	209.3	238.6	(12.3)%	841.3	719.2	17.0%

Weighted-Average Sales Price	$29.76	$36.09	(17.5)%	$27.36	$37.82	(27.7)%
Natural gas equivalent (MMcfe)
Western
Wattenberg Field	7,496.0	7,169.2	4.6%	26,747.0	23,278.4	14.9%
Piceance Basin (1)	3,144.5	3,476.8	(9.6)%	13,453.1	13,549.3	(0.7)%
NECO, other (1)	744.6	907.0	(17.9)%	3,220.1	3,758.2	(14.3)%

Total Western	11,385.1	11,553.0	(1.5)%	43,420.2	40,585.9	7.0%

Eastern	1,625.6	1,205.4	34.9%	6,192.2	4,418.9	40.1%

Total	13,010.7	12,758.4	2.0%	49,612.4	45,004.8	10.2%

Weighted-Average Sales Price	$6.02	$6.27	(4.0)%	$5.45	$6.15	(11.4)%

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Commodity Price Risk Management Activities

The Company uses various derivative instruments to manage fluctuations in natural gas and crude oil prices. PDC has in place a series of floors, collars, fixed price and basis swaps on a portion of its natural gas and crude oil production. A complete listing of the Company’s derivative positions as of December 31, 2012 is included in the Company’s Annual Report on Form 10-K, available at the Company’s website at www.pdce.com.

Non-GAAP Financial Measures

PDC uses “adjusted cash flows from operations,” “adjusted net income (loss) attributable to shareholders,” “adjusted EBITDA” and “PV-10%,” non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and providing public guidance on possible future results. PDC believes that each of these measures is useful in providing transparency with respect to certain aspects of its operations. Each of these measures is calculated by eliminating the items set forth in the relevant table below from the most closely comparable U.S. GAAP measure. See Management’s Discussion and Analysis of Financial Condition and Results of Operation—Reconciliation of Non-U.S. GAAP Financial Measures in PDC’s Annual Report on Form 10-K for the year ended December 31, 2012 for additional disclosure concerning these non-U.S. GAAP measures. These measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, cash flows from operations, investing or financing activities or other U.S. GAAP financial measures, and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that PDC uses may not be comparable to similarly titled measures reported by other companies. Also, in the future, PDC may disclose different non-U.S. GAAP financial measures in order to help its investors more meaningfully evaluate and compare its future results of operations to its previously reported results of operations. PDC strongly encourages investors to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

The following tables provide reconciliations of adjusted cash flows from operations, adjusted net income (loss) attributable to shareholders, and adjusted EBITDA, non-GAAP measures to their most comparable U.S. GAAP measures (in millions, except per share data):

Adjusted Cash Flows from Operations
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Adjusted cash flows from operations:
Net cash flows from operating activities	$47.5	$61.4	$174.7	$166.8
Changes in assets and liabilities	4.1	(4.8)	(10.8)	0.9

Adjusted cash flows from operations	$51.6	$56.6	$163.9	$167.7

Adjusted Net Loss
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Adjusted net loss:
Net income (loss)	$(126.2)	$(8.4)	$(130.7)	$13.4
Unrealized (gain) loss on derivatives, net	(3.8)	4.0	17.1	(28.6)
Tax effect of above adjustments	1.4	(1.5)	(6.5)	10.9

Adjusted net loss	$(128.6)	$(5.9)	$(120.1)	$(4.3)

Weighted-average diluted shares outstanding	30.2	23.6	27.7	23.9

Adjusted diluted net loss per share	$(4.25)	$(0.25)	$(4.34)	$(0.18)

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Adjusted EBITDA
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net income (loss) to adjusted EBITDA:
Net income (loss)	$(126.2)	$(8.4)	$(130.7)	$13.4
Unrealized (gain) loss on derivatives, net	(3.8)	4.0	17.1	(28.6)
Interest expense, net	16.4	9.4	48.3	36.9
Income tax provision	(77.6)	(5.2)	(80.2)	6.2
Impairment of natural gas and crude oil properties	166.7	23.4	168.2	25.2
Depreciation, depletion and amortization	40.2	35.8	146.9	135.2
Accretion of asset retirement obligations	1.2	0.7	4.0	1.9
Loss on extinguishment of debt	23.3	—	23.3	—

Adjusted EBITDA	$40.2	$59.7	$196.9	$190.2

Cash from operating activities to adjusted EBITDA:
Net cash from operating activities	$47.5	$61.4	$174.7	$166.8
Interest expense, net	16.4	9.4	48.3	36.9
Exploratory dry hole costs	(14.3)	—	(15.3)	(0.2)
Stock-based compensation	(2.4)	(0.2)	(8.5)	(7.4)
Amortization of debt discount and issuance costs	(2.8)	(1.2)	(7.9)	(6.3)
Gain on sale of properties and equipment	0.5	0.4	24.3	4.3
Other	(8.8)	(5.3)	(7.9)	(4.8)
Changes in assets and liabilities	4.1	(4.8)	(10.8)	0.9

Adjusted EBITDA	$40.2	$59.7	$196.9	$190.2

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PDC ENERGY, INC.

Consolidated Statements of Operations

(in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues:
Natural gas, NGL and crude oil sales	$78,223	$79,989	$270,327	$276,605
Sales from natural gas marketing	14,758	15,111	47,079	66,419
Commodity price risk management gain, net	14,052	2,729	32,339	46,090
Well operations, pipeline income and other	1,528	1,578	6,388	6,846

Total revenues	108,561	99,407	356,133	395,960

Costs, expenses and other:
Production costs	18,304	19,054	75,485	67,352
Cost of natural gas marketing	14,701	15,038	46,552	65,465
Exploration expense	16,003	2,234	22,605	6,253
Impairment of natural gas and crude oil properties	166,731	23,676	168,149	25,159
General and administrative expense	16,019	14,389	58,815	61,454
Depreciation, depletion and amortization	40,134	35,807	146,879	128,907
Accretion of asset retirement obligations	1,221	648	4,060	1,733
Gain on sale of properties and equipment	(445)	(164)	(4,353)	(196)

Total costs, expenses and other	272,668	110,682	518,192	356,127

Income (loss) from operations	(164,107)	(11,275)	(162,059)	39,833
Loss on extinguishment of debt	(23,283)	—	(23,283)	—
Interest expense	(16,430)	(9,360)	(48,287)	(36,985)
Interest income	3	—	8	47

Income (loss) from continuing operations before income taxes	(203,817)	(20,635)	(233,621)	2,895
Provision for income taxes	77,642	7,927	88,835	183

Income (loss) from continuing operations	(126,175)	(12,708)	(144,786)	3,078
Income from discontinued operations, net of tax	—	4,344	14,074	10,359

Net income (loss)	$(126,175)	$(8,364)	$(130,712)	$13,437

Earnings per share:
Basic
Income (loss) from continuing operations	$(4.17)	$(0.54)	$(5.23)	$0.13
Income from discontinued operations	—	0.19	0.51	0.44

Net income (loss)	$(4.17)	$(0.35)	$(4.72)	$0.57

Diluted
Income (loss) from continuing operations	$(4.17)	$(0.54)	$(5.23)	$0.13
Income from discontinued operations	—	0.19	0.51	0.43

Net income (loss)	$(4.17)	$(0.35)	$(4.72)	$0.56

Weighted-average common shares outstanding:
Basic	30,233	23,592	27,677	23,521

Diluted	30,233	23,592	27,677	23,871

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2012 Fourth Quarter and Year-End Teleconference and Webcast

PDC plans to host a conference call with investors to discuss 2012 fourth quarter and year-end results. The Company invites you to join James Trimble, Chief Executive Officer and President; Gysle Shellum, Chief Financial Officer; Barton Brookman, Senior Vice President – Exploration and Production; and Lance Lauck, Senior Vice President – Corporate Development, for a conference call on Wednesday, February 27, 2013, for a discussion of its results. The related slide presentation will also be available on PDC’s website at www.pdce.com.

Conference Call and Webcast:

Date/Time: Wednesday, February 27, 2013, 11:00 a.m. EST

Webcast available at: www.pdce.com

Domestic (toll free): 877-312-5520

International: 253-237-1142

Conference ID: 95468011

Replay Numbers:

Domestic (toll free): 855-859-2056

International: 404-537-3406

Conference ID: 95468011

The replay of the call will be available for six months on PDC’s website at www.pdce.com.

Upcoming Investor Presentations and Analyst Day

PDC management is scheduled to present at the Wells Fargo Securities E&P Forum in Boston, Massachusetts, on Thursday, March 7, 2013, and at the Howard Weil Energy Conference in New Orleans, Louisiana, on Wednesday, March 20, 2013. PDC management also plans to host an Analyst Day in New York on Thursday, April 4, 2013. The event is scheduled to be held at the New York Marriott East Side, 525 Lexington Avenue at 49th Street, New York, New York 10017. Please see the Company’s website at www.pdce.com for full details and webcast information. The related slide presentations are expected to be available on the Company’s website immediately prior to the events.

About PDC Energy, Inc.

PDC Energy is a domestic independent energy company engaged in the exploration, development and production of crude oil, NGLs and natural gas. Its operations are focused primarily in the liquid-rich Wattenberg Field of Colorado, including the horizontal Niobrara and Codell plays, the Utica Shale in Ohio and the Marcellus Shale in West Virginia. PDC is included in the S&P SmallCap 600 Index and the Russell 3000 Index of Companies.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding PDC’s business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this report are forward-looking statements. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which include statements regarding PDC’s 2013 capital expenditure plans, including drilling plans in the Utica, Marcellus and the Wattenberg field in 2013 and potential drilling locations, future financial and operational results and operating margins, future production (including the components of such production), future cash flows and reserves, the closing of and expected proceeds from PDC’s pending asset disposition, and management’s strategies, plans and objectives. However, these are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this report reflect the Company’s good faith judgment, such statements can only be based on facts and factors currently known to PDC. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

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•	changes in production volumes, demand and commodity prices for natural gas, oil and NGLs;

•

the availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport PDC’s production, particularly in the Wattenberg Field and Utica Shale; the impact of these facilities and infrastructure on price and possible impediments to anticipated increases in midstream capacity;

•	changes in estimates of proved reserves;

•	declines in the values of PDC’s natural gas and oil properties resulting in impairments;

•	the timing and extent of the Company’s success in discovering, acquiring, developing and producing natural gas and oil reserves;

•	PDC’s ability to acquire leases, drilling rigs, supplies and services at reasonable prices;

•	reductions in the borrowing base under the Company’s credit facility or other adverse changes to the Company’s liquidity;

•	risks incident to the drilling and operation of natural gas and oil wells;

•	future production and development costs;

•	the effect of existing and future laws, governmental regulations and the political and economic climate of the United States of America;

•	changes in environmental laws and the regulations and enforcement related to those laws and the timely receipt of permits under those laws;

•	the identification of and severity of environmental events and governmental responses to the events;

•	the effect of natural gas and oil derivative activities;

•

potential obstacles to completing PDC’s pending asset disposition or other transactions in a timely manner or at all, and purchase price or other adjustments relating to those transactions that may be unfavorable to PDC;

•	conditions in the capital markets; and

•	losses possible from pending or future litigation.

Further, PDC urges you to carefully review and consider the cautionary statements made in this press release, the Item 1-A Risk Factors in the 2012 Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission (“SEC”) on February 27, 2013, and other filings with the SEC for further information on risks and uncertainties that could affect the Company’s business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. The Company cautions you not to place undue reliance on forward-looking statements, which speak only as of the date made. PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward looking statements are qualified in their entirety by this cautionary statement. Estimates of non-proved reserves are subject to significantly greater risk of not being produced than proved reserves. Initial and test results from a well are not necessarily indicative of the well’s long-term performance.

CONTACTS:	Ron Wirth
Vice President Finance and Treasurer
303-860-5830
ron.wirth@pdce.com

Marti Dowling
Investor Relations Manager
303-831-3926
marti.dowling@pdce.com

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